Exhibit 99.2

MIVA, INC.

Q1 2009 EARNINGS CALL SCRIPT

ALEX VLASTO

Thank you and good afternoon. Welcome to MIVA’s first quarter 2009 financial results conference call. Joining me on the call today are President and Chief Executive Officer Peter Corrao, Chief Financial Officer, Mike Cutler and General Manager and Senior vice President, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  MIVA defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of MIVA common stock over the reported period.

For a detailed review of our first quarter 2009 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-Q for Q1 2009 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

PETER CORRAO

Good afternoon everyone and welcome to today’s call, we appreciate having you on the call with us.

In Q1 2009 there were significant changes to our business following the asset sale of our MIVA Media US and EU operations to the advertising network, Adknowledge. The transaction marked the important final stage in our strategy of transitioning out of our third party ad network business and into our consumer-oriented MIVA Direct business.

Following the transaction, we reduced headcount to approximately 50 people, down from 129 people on December 31, 2008. This reduction included the transfer of approximately 65 of our MIVA Media staff and 10 of our corporate staff to Adknowledge. Our remaining team today works almost exclusively out of our New York City office, with a small number remaining in Fort Myers, Florida.

Importantly, the sale of MIVA Media increased our available capital and enables us to now focus our resources on our MIVA Direct business and specifically the development of our ALOT product portfolio, which I will talk about in detail on today’s call.

I want to turn now to the financial performance for our continuing operation, MIVA Direct, for the first quarter of 2009:

Q1 2009 revenue was $6.2 million, compared to $8.5 million in Q4 2008. The reduction in revenue from Q4 2008 to Q1 2009 was primarily a result of both a decline in users of our toolbar, homepage and desktop products, and a decline in our average revenue per user. I’m going to spend some time talking about these two areas in detail, firstly the decline in the number of users of our toolbar, homepage and desktop products.

As a reminder, our primary channels for acquiring new users are direct response and display advertising. As we focused on managing our balance sheet in the lead up to the MIVA Media sale, we reduced this advertising spend and this impacted our user base and in turn the revenue we generated.

Advertising spend in Q1 2009 was $4.3 million, down from $5.2 million in Q4 2008. This reduction in spend resulted in a decrease in live users of our toolbar products from 4.6 million on December 31, 2008 to a low of 3.8 million on March 11, 2009. We ended Q1 2009 with 4.4 million live users.

Our drops in advertising spend over the last 12 months have been significant as we have focused on managing our balance sheet. To put this into context, our Q1 2009 spend of $4.3 million was 43% less than the $7.6 million we spent in Q1 2008. We believe that while necessary for the business, these drops in spend have had a significant impact on the number of users of our toolbar, homepage and desktop products and in turn the revenue we have been able to generate.

With our newly streamlined business and our strengthened capital position, however, we believe we have now reached a bottom in the number of active users of our toolbar, homepage and desktop products. We have put in place a strategy for 2009 that we expect will deliver growth in our user base throughout Q2 and Q3 2009, followed by a decline in users in Q4 2009 due to the usual effects of seasonality. Overall, we expect to end 2009 with approximately 5 million toolbar users. We expect that increasing our user base in this way will result in increased search queries and this will in turn increase the revenue we generate.

Before talking more about this strategy, I want to move on to discuss the second area that we believe impacted our revenue in Q1 2009, which was an unexpected decline in RPMLU, or revenue per thousand live users, across our toolbar, homepage and desktop products.

Since ramping our advertising spend following the sale of MIVA Media, we have experienced a decline in RPMLU across both our ALOT and legacy toolbar brands. RPMLU decreased by almost 10 percent from January 2009 to March 31 2009 and, while unexpected, we believe this decline is due to a number of factors, specifically:

•                  A reduction in revenue sharing rates and available services from certain advertising partners;

•                  Reductions in the number of revenue generating events across our products;

•                  Reductions in search volumes triggering lower revenue sharing rates from our advertising partners in a tiered rate structure; and

•                  General adverse economic conditions broadly affecting the value of search advertising.

While the broader economic conditions are largely outside our control, our engineering and marketing teams are working diligently on testing a broad range of product enhancements designed to increase the usage of our products and in turn the revenue delivered by our users. We believe that small changes to our product DNA could have a positive effect on RPMLU and I will update you with the progress of these initiatives over the coming quarters.

In order to maintain margins in light of the recent unexpected decline in RPMLU, we have lowered our CPA or cost per acquisition targets for the remainder of 2009. Put simply, if we are generating less revenue from our users, then we need to pay less to acquire those users to maintain our margins. The impact, however, of reducing our CPA targets is that we need to be even more targeted with our ad buying and this limits the speed with which we can expand our user base.

As a result of this issue, our expectations for growth in active users of our toolbar, homepage and desktop products are more conservative today than our prior expectations. We are now anticipating ending 2009 with approximately 5 million active toolbar users. Our revised growth projection is based on our new, lower CPA targets. If RPMLU improves, then these CPA targets can be increased and we believe this could further speed our growth.

Despite our more conservative expectations for growth, we believe that our advertising strategy for 2009 should still enable us to deliver year over year growth in our toolbar, homepage and desktop user base. We anticipate that this growth, coupled with our reduced cost base following the sale of MIVA Media, will see us adding cash to our balance sheet and reaching EBITDA profitability in Q4 2009 and into 2010.

Importantly, this growth strategy has been developed with a close focus on managing cash. We believe that even with the unexpected softness in RPMLU we have recently started experiencing, our advertising plan for 2009 is achievable with our existing capital and we do not envisage any need for further financing.

While we believe in our growth strategy, we do expect in the short-term to continue feeling the effects of the cuts in advertising spend we made in the immediate lead up to the sale of MIVA Media. When advertising spend is ramped quickly as we did after the unprecedented cuts made prior to the sale of MIVA Media, there is a lag between when spend is increased and when revenue is realized from the new users who have been acquired by the increased spend. We expect this revenue lag will negatively impact our margins in the second quarter of 2009.

This short-term impact on margin in Q2 2009 is expected and, as I’ve mentioned previously, we believe the drops in advertising spend made over the course of 2008 and early 2009 were unavoidable as we managed our balance sheet in the lead up to the sale of MIVA Media.

I want to move on now to talk about some of the developments that we are working on across our ALOT product portfolio. First, enhancements to our search results. The majority of our revenue from ALOT comes from search traffic. In Q1 2009 our users conducted over 150 million searches across our toolbar, homepage and desktop products. We monetize this search traffic through third party agreements.

Earlier this year we began a new, two-year agreement with the world’s largest search engine, which continues to provide algorithmic and paid search listings to our users in response to type-in search queries. As I mentioned briefly on our last quarterly call, we have now supplemented this search agreement with a new agreement with another leading search engine. This partner is now providing news and image search results as well as associated Pay-Per-Click ads. Additionally, we have agreements in place with some of the largest ecommerce providers on the Internet who are providing shopping related search results.

So now when our users conduct searches through any of our ALOT products they can access not only traditional web search listings, but also the latest news, image and shopping results for the specific item they are interested in. We believe that expanding our search results in this way not only provides our users with a richer experience, but should also help us maximize the revenue we generate from the high volume of searches that our users conduct. We believe that making these changes is particularly important given the softness in the advertising market I mentioned earlier in today’s call.

Another initiative that we are optimistic about is the international expansion of our ALOT product portfolio. As I’ve mentioned on previous calls, our model to date has been primarily focused on the vertical expansion of our products - i.e. where we make versions of our products that are tailored specifically for people interested in, for example, cooking, finance, sport or music. This vertical expansion is continuing, but we are also now actively exploring horizontal expansion of our products across international markets.

This international expansion has been made possible in part by our in-house engineering team, which has developed proprietary tools that enable our products to be scaled with considerable ease. Using these new tools our marketing team can now build and roll out new toolbar and homepage products in a matter of minutes. We believe these new tools, coupled with our knowledge of direct marketing, will help pave the way for our international expansion.

Importantly, we believe that this international expansion can be spearheaded from New York, with no need for local offices and little need for additional personnel.

Before handing over to Mike to discuss our financial performance, I want to take a moment to discuss two initiatives that I have mentioned on previous calls.

The first is our rebrand. Following the sale of MIVA Media our intention is to rebrand our MIVA Direct division to ALOT and to introduce a new corporate name for MIVA, Inc. This will result in our NASDAQ ticker symbol changing. We anticipate this change will occur within the next two months and I will update you with further details when they are available.

The other area I want to mention briefly is corporate costs. Over the course of 2008 we made substantial cuts in our corporate headcount. Additionally, as part of the sale of MIVA Media we transferred 10 of our corporate staff to Adknowledge. Following the transaction, we have moved from a business with thousands of client relationships to a business with a small number of high value vendors. We expect this will result in savings from a legal, accounting and auditing perspective and we remain focused on maximizing our cost efficiencies.

So, in summary, we are pleased that the sale of MIVA Media is behind us and that we can now focus our resources on the development of our ALOT product portfolio. While we anticipate margins being impacted in Q2 2009 as a result of our recent cuts in advertising spend, we believe in the growth strategy we have developed for our ALOT brand. I look forward to updating you with our progress over the coming quarters.

With that said I will now turn the call over to Mike who will cover our financial results. Mike?

MIKE CUTLER

Thank you Peter.

As Peter mentioned, we were pleased to announce the completion of the sale of our MIVA Media U.S. and E.U. operations to Adknowledge, Inc. on March 12 2009. I want to start this afternoon by presenting more detail on this sale.

The Asset Purchase Agreement between MIVA and Adknowledge involved the sale of certain assets relating to our MIVA Media Division, including the MIVA name. The transaction was for cash consideration of approximately $11.6 million, plus assumption of certain balance sheet liabilities, and subject to certain retained assets and liabilities, including assets and liabilities of the MIVA Media division in France, and post-closing adjustments estimated at approximately $0.7 million.

This resulted in a gain on sale of approximately $6.9 million during the quarter ended March 31, 2009.  We incurred approximately $1.2 million of legal and financial advisory fees in connection with the MIVA Media Sale which are included in the net gain on sale.

In connection with the MIVA Media Sale, we agreed to provide to and receive from Adknowledge certain transition services. As of March 31, 2009 approximately $0.9 million is due to Adknowledge as a result of net cash collected on their behalf and expenses incurred by the Company for transition services provided by Adknowledge since the date of sale, and the estimated post-closing adjustments of $0.7 million, offset by certain expenses paid on behalf of Adknowledge by the Company. This is included in accrued expenses in our condensed consolidated balance sheet filed today with the U.S. Securities and Exchange Commission.

As a result of the MIVA Media Sale, and our decision during the quarter ended March 31, 2009, to cease operations of the MIVA Media division in France, all operations of the MIVA Media division, including those in France, are presented as discontinued operations. As such, operating results are segregated and reported as discontinued operations in our condensed consolidated statements of operations for all periods detailed in today’s filings.

Now turning to our financial results for continuing operations in Q1 2009.

Q1 2009 performance from continuing operations was below our expectations due primarily to the unexpected decline in RPMLU across our toolbar, homepage and desktop users that Peter detailed earlier. Revenue for continuing operations in Q1 2009 was $6.2 million, compared to $8.5 million in Q4 2008.

EBITDA was a loss of $2.7 million in Q1 2009, compared to an EBITDA loss of $9.2 million in Q4 2008. Q1 2009 EBITDA included $0.5 million non-cash compensation expense.  Q4 2008 EBITDA included $7.9 million non-cash tangible and intangible asset impairment charges and $0.5 million non-cash compensation expense.

Adjusted EBITDA was a loss of $2.3 million in Q1 2009, compared to Adjusted EBITDA loss of $0.9 million in Q4 2008. Q1 2009 Adjusted EBITDA loss excluded $0.5 million non-cash compensation expense.  Q4 2008 Adjusted EBITDA loss excluded $7.9 million non-cash tangible and intangible asset impairment charges and $0.5 million non-cash compensation expense.

Cash and cash equivalents increased from $6.7 million at the end of Q4 2008 to $11.6 million on March 31 2009. The Q4 2008 figure includes a $4.0 million draw down from our credit line with Bridge Bank, N.A. This amount was paid back following the completion of the MIVA Media sale on March 12, 2009.

Gross margins were 93% in Q1 2009, compared to Q4 2008 gross margins of 96%. Gross margins exclude advertising spend of $4.3 million in Q1 2009 and $5.2 million in Q4 2008, which is included in consolidated operating expenses within the marketing, sales and service line.

Total operating expenses were $8.5 million in Q1 2009, compared to $17.3 million in Q4 2008. The operating expenses in Q1 2009 included $0.5 million of non-cash compensation expense.  The operating expenses in Q4 2008 included $7.9 million non-cash tangible and intangible asset impairment charges and $0.5 million of non-cash compensation expense.

As of March 31, 2008, the Company had an active base of approximately 50 employees, down from 129 full time employees on December 31 2008. The decrease in headcount from December 2008 is due primarily to the sale of MIVA Media. As part of the sale we transferred approximately 65 of our MIVA Media staff and 10 of our corporate staff to Adknowledge.

As Peter presented earlier, we expect our recent cuts in advertising spend to negatively impact margins across our continuing operations in Q2 2009. Despite these challenges, we expect our growth strategy for 2009 to result in us increasing live users of our toolbar products to approximately 5 million by the end of year. Additionally, we expect our growth plan will result in us adding cash to our balance sheet and reaching EBITDA profitability in Q4 2009.

I will now turn the call back to Peter for some concluding remarks.

PETER CORRAO

Thanks Mike. So, in summary our focus for the coming quarter and beyond is to continue to optimize our advertising spend and to focus on increasing the revenue we generate from users of our toolbar, homepage and desktop products. We are hopeful that as a result of the growth strategy we have in place that we will add cash to our balance sheet and deliver positive EBITDA in Q4 2009 and into 2010.

Q & A Session

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q1 2009. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.